Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Kroger Co.’s Annual Report on Form 10-K for the year ended January 31, 2009.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
February 17, 2010